Exhibit 23.8

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated August 6, 2007 relating to the balance sheets of Applied Health Care, Ltd. as of May 31, 2007 and December 31, 2006 and the related statements of operations, partners’ capital and cash flows for the period from January 1, 2007 to May 31, 2007 and the year ended December 31, 2006 in this Form S-1 Registration Statement and any amendment thereto of Critical Homecare Solutions Holdings, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Mahoney Sabol & Company, LLP

Glastonbury, Connecticut

October 10, 2007